Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement of Vislink Technologies, Inc. on Form S-1 (File No. 333-234265) of our report dated April 1, 2019, with respect to our audits of the consolidated financial statements of Vislink Technologies, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of Vislink Technologies, Inc. for the year ended December 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 22, 2019